EXHIBIT 99


                          PRESS RELEASE



FCB Financial Corp.                OSB Financial Corp.
108 E. Wisconsin Ave.              420 S. Koeller St.
Neenah, Wisconsin  54957           Oshkosh, Wisconsin 54902
Contact:  Phillip J. Schoofs       Contact:  James J. Rothenbach
         or Donald D. Parker       (414) 236-3680
(414) 727-3427 or (414) 727-3429


           FCB FINANCIAL CORP. AND OSB FINANCIAL CORP.
                    ANNOUNCE MERGER OF EQUALS
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     November 14, 1996.  FCB Financial Corp. (Nasdaq National
Market: FCBF), Neenah, Wisconsin, parent of Fox Cities Bank, F.S.B., and OSB Financial Corp. (Nasdaq National Market: OSBF), Oshkosh, Wisconsin, parent of Oshkosh Savings Bank, F.S.B., today announced the signing of a definitive agreement pursuant to which the two companies will be merged. The resulting company will operate under the name FCB Financial Corp. and will be headquartered in Oshkosh, Wisconsin.

     The merger, which will combine two of the oldest banking institutions in Wisconsin's Fox River Valley, will create the largest independent thrift institution headquartered in the area. Based on data as of September 30, 1996, the combined institution will have total assets in excess of $500 million, total loans of approximately $390 million, total deposits of approximately $310 million and shareholders' equity of approximately $75 million. The combined company also will have in excess of $220 million of mortgage loans that it originated and services for others.

     The "merger of equals" transaction will be structured as a tax-free, stock-for-stock merger and accounted for as a purchase transaction. In the merger, holders of OSB Financial Corp. common stock will receive 1.46 shares of FCB common stock for each OSB share they own. Holders of shares of FCB Financial Corp. common stock will continue to hold the same number of FCB shares after the merger. FCB's and OSB's total outstanding shares at September 30, 1996 were 2.46 million and 1.11 million, respectively. The shares of the combined company are expected to continue to trade on The Nasdaq Stock Market. The banking subsidiaries of the two merger partners are also expected to merge and will thereafter operate under the name Fox Cities Bank, F.S.B.

     At the effective time of the merger, it is expected that the quarterly cash dividend of the combined company will remain at the current FCB Financial Corp. level of $.18 per share. Based on the exchange rate in the merger, this would equate to an annual per share dividend increase for holders of OSB Financial Corp. common stock of approximately 64%.

     "This merger of equals provides an opportunity for both revenue enhancement and cost savings which we believe will result in an accretion in earnings per share for the combined company," said Donald D. Parker, Chairman of the Board, President and Chief Executive Officer of FCB Financial Corp. and James J. Rothenbach, President and Chief Executive Officer of OSB Financial Corp.

     It is currently estimated that the combination of various functions and other economies of scale when implemented will result in annual pre-tax cost savings for the combined company on a net basis of approximately $800,000. "Although there is potential for substantial cost savings, our strategy will focus on revenue enhancement from our strong mortgage business as well as an expansion of various other services, including full service business banking, commercial lending, consumer lending, indirect lending, brokerage and investment services and trust services," said Rothenbach.

     Both Rothenbach and Parker commented that the merger will align two companies that are committed to community involvement and locally delivered, high quality customer service. "This combination provides the strength and resources to be a truly outstanding community financial center," said Rothenbach. "This will enable us to expand the products and services we offer both individual consumers and businesses throughout our market areas," added Parker.

     Upon completion of the merger, Parker will serve as Chairman of the combined company and Rothenbach will serve as President and Chief Executive Officer. The Board of Directors of the combined company will initially consist of an equal number of representatives from both merger partners.

     The combined company will continue to provide full service banking from each of the existing 13 offices located in Appleton
(3), Berlin, Darboy, Menasha, Neenah (2), Oshkosh (2), Ripon,
Wautoma and Winneconne, Wisconsin.

     The merger is subject to approval of the shareholders of both FCB Financial Corp. and OSB Financial Corp. and is also subject to various regulatory approvals. Based on the anticipated timetable for the receipt of such approvals, it is currently expected that the merger will be completed during the second quarter of 1997.

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     This press release includes forward-looking statements.
     These forward-looking statements can be identified as such because the context of the statement includes phrases such as "it is expected" or "it is currently estimated" or other words of similar import.
     Similarly, statements that describe future plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors which could affect actual results include interest rate trends, the general economic climate in the FCB and OSB market areas, loan delinquency rates, regulatory treatment and the ability of the combined company to implement successfully plans to eliminate redundancies. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and FCB and OSB undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.

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